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                                                                    Exhibit 10.2


                               September 15, 2005



Larry C. Corbin
4460 Hoover Road
Grove City, Ohio  43123


Dear Larry:


         This letter agreement sets forth the terms and conditions of the employment relationship between you and Bob Evans Farms, Inc., a Delaware corporation (the "Company") which terms and conditions shall be effective as of August 9, 2005.

         During your employment with the Company, you shall serve as Interim Chief Executive Officer ("CEO") and President of the Company. In such capacity, you will have all powers, duties and obligations as are normally associated with such position, and you will report directly to the Board of Directors of the Company (the "Board"). Your employment with the Company constitutes "at-will" employment and may be terminated by either party at any time.

         For your services as Interim CEO and President:

                  (1) Subject to your continued employment with the Company, the Company will pay you a base salary at a rate of $10,000 per week in accordance with the Company's usual payment practices.

                  (2) You will be eligible to earn a bonus in such amount, if any, as determined in the sole and absolute discretion of the Compensation Committee of the Board (the "Bonus"); provided, however, that the Bonus will be no greater than $200,000. The payment of the Bonus will be based on the Compensation Committee's evaluation of your performance during your employment with the Company, including, without limitation, such factors as an increase in Company earnings per share, an increase in Bob Evans restaurant operating profit, positive momentum of the Company, the effectiveness of the management team and enhanced employee morale. The Bonus, if any, will be determined and paid to you in cash within 30 days following your termination of employment with the Company or the time period required by law.


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         As a condition of your employment with the Company, you agree to waive your right to participate in, or receive any benefits under, any employee benefit plans, programs and arrangements of the Company and its affiliates, including, without limitation, all health and life insurance arrangements, sick leave and disability programs, tax-qualified retirement plans, deferred compensation programs and equity-based compensation plans, as the Company may provide from time to time. Notwithstanding the foregoing, nothing herein will affect your benefits or right to any benefits under any employee benefit plan, program or arrangement of the Company to which you are entitled as a result of your employment with the Company prior to calendar year 2005 or as a result of your service as a director of the Company. During your employment with the Company, you will be treated as an employee-director for purposes of the Company's Director Compensation Program.

         If the foregoing terms and conditions are acceptable and agreed to by you, please execute this letter agreement to signify your acceptance and agreement and return the executed copy to the undersigned.

                                   BOB EVANS FARMS, INC.

                                   By: /s/ Donald J. Radkoski
                                       -----------------------------------------

                                   Print Name: Donald J. Radkoski
                                               ---------------------------------

                                   Title:  CFO
                                          --------------------------------------

Accepted and Agreed as of September 15, 2005 to be effective as of August 9, 2005:


/s/ Larry C. Corbin
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Larry C. Corbin